EXHIBIT 24.1
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                                POWER OF ATTORNEY
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KNOW EVERYONE BY THESE PRESENTS, that I, Jackwyn Nemerov, hereby make, constitute and appoint Mr. Edward W. Scheuermann, with full power of substitution, my true and lawful agent and attorney-in-fact and confer upon such agent and attorney-in-fact the power and authority, in my name, place and stead, in any way which I could do if personally present:

(1) to execute for and on my behalf, in my capacity as an officer, director, and/or stockholder of Polo Ralph Lauren Corporation (the "Company"), any and all forms and filings required pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder, including, without limitation, Forms 3, 4 and 5;

(2) to do and perform any and all acts for and on my behalf (in any of the capacities described in paragraph (1) above)) which may be necessary or desirable to complete and execute any such forms or filings and timely file such forms or filings with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3) to execute and deliver on my behalf (in any of the capacities described in paragraph (1) above) any other forms, filings, consents, authorizations, certificates, instruments or other documents necessary or desirable to authorize, approve, effect, facilitate or consummate any of the transactions described above.


IN WITNESS WHEREOF, I have hereunto set my hand on this 12th day of September, 2004.


                                                      /s/ Jackwyn Nemerov
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                                                      Jackwyn Nemerov